SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 13G

(Under the Securities Exchange Act of 1934)
(Amendment No.1)*

CAPITAL CORP OF THE WEST
------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

140065103
-----------------------
(Cusip Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]
Page 1 of 4 Pages



CUSIP No.	140065103			Page 2 of 4 Pages
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1.	Name of reporting person
 	S.S. or I.R.S. identification no. of above person

	David L. Babson and Company Incorporated
	04-1054788
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2.	Check the appropriate box if a member of a group*s
		(a)(   )
		(b)( X )
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3.	SEC use only

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4.	Citizenship or place of organization
	Massachusetts

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                			5.	Sole Voting Power
                   			420,925
	Number of    		-----------------------------
	shares		      6.	Shared Voting Power
	beneficially
	owned by	  	          	0
	each			        -----------------------------
	Reporting	        	7.	Sole Dispositive Power
	person
	with		                   420,925
                				-----------------------------
8.	Shared Dispositive Power
	0
---------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person

	420,925
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10.	Check if the aggregate amount in row (9) excludes certain shares*

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11.	Percent of class represented by amount in row 9
	9.14%
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12.	Type of Reporting person
	IA


Page 3 of 4 Pages 					Cusip #:140065103

SCHEDULE 13G


ITEM 1(A):  NAME OF ISSUER:

	CAPITAL CORP OF THE WEST

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	1160 W Olive Ave
	Merced, CA 95348

ITEM 2(A):  NAME OF PERSON FILING:

	David L. Babson and Company Incorporated ("DLB")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	One Memorial Drive
	Cambridge, Massachusetts  02142-1300

ITEM 2(C):  CITIZENSHIP:

	See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

	See Cover Page

ITEM 2(E):  CUSIP NUMBER:

	See Cover Page

ITEM 3:  TYPE OF REPORTING PERSON:

	See Item 12 of Cover Page

ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  DLB, in its capacity as investment adviser, may be deemed the beneficial owner of 420,925 shares of common stock of the Issuer which are owned by numerous investment counselling clients.

(b)	PERCENT OF CLASS: 9.14%

(c)	For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.

Page 4 of 4 Pages				Cusip #: 140065103

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
Not Applicable

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
	ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
	COMPANY:

Not Applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Date: January 15, 1999
		Signature:  --//Leslie A. Meinhart//--
		Name/Title:  LESLIE A. MEINHART
		Compliance Manager